EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
February 13, 2023	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2022 FOURTH QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch” or “the Company”) announces its 2022 fourth quarter results. The results included:
•Net income available to Arch common shareholders of $849.5 million, or $2.26 per share, a 29.5% annualized net income return on average common equity, compared to $613.1 million, or $1.58 per share, for the 2021 fourth quarter;
•After-tax operating income available to Arch common shareholders(1) of $805.9 million, or $2.14 per share, a 28.0% annualized operating return on average common equity, compared to $493.3 million, or $1.27 per share, for the 2021 fourth quarter;
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums (1), of $34.6 million;
•Combined ratio excluding catastrophic activity and prior year development(1) of 82.0%, compared to 80.1% for the 2021 fourth quarter;
•Favorable development in prior year loss reserves, net of related adjustments(1) of $270.1 million;
•Book value per common share of $32.62 at December 31, 2022, a 9.9% increase from September 30, 2022.
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. Dollars in thousands)	Three Months Ended December 31,
	2022	2021	% Change
Gross premiums written	$3,795,262	$2,861,575	32.6
Net premiums written	3,034,636	2,034,427	49.2
Net premiums earned	2,760,919	2,083,630	32.5
Underwriting income	734,264	471,611	55.7
Underwriting Ratios			% Point Change
Loss ratio	45.0%	47.8%	(2.8)
Underwriting expense ratio	28.5%	29.8%	(1.3)
Combined ratio	73.5%	77.6%	(4.1)

Combined ratio excluding catastrophic activity and prior year development (1)	82.0%	80.1%	1.9
(1)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures):

(U.S. Dollars in thousands, except share data)	Three Months Ended
	December 31,
	2022	2021
Net income available to Arch common shareholders	$849,504	$613,081
Net realized (gains) losses	(79,932)	(59,517)
Equity in net (income) loss of investment funds accounted for using the equity method	(40,351)	(67,132)
Net foreign exchange (gains) losses	81,201	(3,221)
Transaction costs and other	358	310
Income tax expense (benefit) (1)	(4,858)	9,736
After-tax operating income available to Arch common shareholders	$805,922	$493,257

Diluted per common share results:
Net income available to Arch common shareholders	$2.26	$1.58
Net realized (gains) losses	(0.22)	(0.16)
Equity in net (income) loss of investment funds accounted for using the equity method	(0.11)	(0.17)
Net foreign exchange (gains) losses	0.22	(0.01)
Transaction costs and other	0.00	0.00
Income tax expense (benefit) (1)	(0.01)	0.03
After-tax operating income available to Arch common shareholders	$2.14	$1.27

Weighted average common shares and common share equivalents outstanding — diluted	375,878,279	388,869,378

Beginning common shareholders’ equity	$10,965,110	$12,557,526
Ending common shareholders’ equity	12,080,073	12,715,896
Average common shareholders’ equity	$11,522,592	$12,636,711

Annualized net income return on average common equity	29.5%	19.4%
Annualized operating return on average common equity	28.0%	15.6%
(1)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Segment Information

The following section provides analysis on the Company’s 2022 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2022. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended December 31,
(U.S. Dollars in thousands)	2022	2021	% Change

Gross premiums written	$1,644,066	$1,486,362	10.6
Net premiums written	1,216,730	1,035,986	17.4
Net premiums earned	1,243,587	1,002,897	24.0

Underwriting income	$97,684	$70,545	38.5

Underwriting Ratios			% Point Change
Loss ratio	58.7%	59.2%	(0.5)
Underwriting expense ratio	33.4%	33.7%	(0.3)
Combined ratio	92.1%	92.9%	(0.8)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	2.8%	2.0%	0.8
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.3)%	(0.3)%	—
Combined ratio excluding catastrophic activity and prior year development	89.6%	91.2%	(1.6)
Gross premiums written by the insurance segment in the 2022 fourth quarter were 10.6% higher than in the 2021 fourth quarter while net premiums written were 17.4% higher than in the 2021 fourth quarter. The higher level of net premiums written reflected increases in most lines of business, due in part to rate increases, new business opportunities and growth in existing accounts. In addition, the insurance segment is retaining more business due to ongoing changes in its reinsurance programs, as well as higher levels of growth in lines with a higher retention rate. Net premiums earned in the 2022 fourth quarter were 24.0% higher than in the 2021 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2022 fourth quarter loss ratio reflected 2.8 points of current year catastrophic activity, spread across a series of global events that occurred in 2022, compared to 2.0 points of catastrophic activity in the 2021 fourth quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.5 points in the 2022 fourth quarter, compared to 0.3 in the 2021 fourth quarter. The improvement in the 2022 fourth quarter loss ratio also reflected the impact of rate increases and changes in mix of business.
The underwriting expense ratio was 33.4% in the 2022 fourth quarter, compared to 33.7% in the 2021 fourth quarter, with the decrease primarily due to growth in net premiums earned.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. Dollars in thousands)	2022	2021	% Change

Gross premiums written	$1,797,037	$1,013,090	77.4
Net premiums written	1,543,382	709,141	117.6
Net premiums earned	1,225,208	779,817	57.1
Other underwriting income (loss)	(943)	521	(281.0)

Underwriting income (loss)	$263,046	$132,510	98.5

Underwriting Ratios			% Point Change
Loss ratio	52.9%	55.2%	(2.3)
Underwriting expense ratio	25.5%	27.9%	(2.4)
Combined ratio	78.4%	83.1%	(4.7)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	0.0%	6.7%	(6.7)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(4.5)%	(6.4)%	1.9
Combined ratio excluding catastrophic activity and prior year development	82.9%	82.8%	0.1
Gross premiums written by the reinsurance segment in the 2022 fourth quarter were 77.4% higher than in the 2021 fourth quarter, while net premiums written were 117.6% higher than in the 2021 fourth quarter. The comparison of gross and net premiums written in the 2022 fourth quarter were affected by a few non-recurring transactions, primarily impacting the other specialty line of business. Absent these items, gross and net premiums written would have been higher than in the 2021 fourth quarter by 47.9% and 61.0%, respectively. The growth in net premiums written reflected increases in most lines of business, primarily related to rate increases, new business opportunities and growth in existing accounts. Excluding the transactions mentioned above, net premiums earned in the 2022 fourth quarter were 38.1% higher than in the 2021 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2022 fourth quarter loss ratio reflected minimal current year catastrophic activity, compared to 7.1 points of catastrophic activity in the 2021 fourth quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 5.2 points in the 2022 fourth quarter, compared to 7.6 points in the 2021 fourth quarter. In addition, the 2022 fourth quarter loss ratio reflected the impact of rate increases and changes in mix of business. Absent the non-recurring transactions noted above, the 2022 fourth quarter loss ratio would have been 5.0 points lower than reported.
The underwriting expense ratio was 25.5% in the 2022 fourth quarter, compared to 27.9% in the 2021 fourth quarter. Absent the non-recurring transactions noted above, the 2022 fourth quarter underwriting expense ratio would have been 2.0 points higher than reported.

Mortgage Segment

	Three Months Ended December 31,
(U.S. Dollars in thousands)	2022	2021	% Change

Gross premiums written	$355,827	$364,134	(2.3)
Net premiums written	274,524	289,300	(5.1)
Net premiums earned	292,124	300,916	(2.9)
Other underwriting income	2,226	2,639	(15.6)

Underwriting income	$373,534	$268,556	39.1

Underwriting Ratios			% Point Change
Loss ratio	(46.9)%	(9.4)%	(37.5)
Underwriting expense ratio	19.8%	21.1%	(1.3)
Combined ratio	(27.1)%	11.7%	(38.8)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(72.1)%	(24.2)%	(47.9)
Combined ratio excluding prior year development	45.0%	35.9%	9.1
Gross premiums written by the mortgage segment in the 2022 fourth quarter were 2.3% lower than in the 2021 fourth quarter, while net premiums written were 5.1% lower. The decrease in gross premiums written primarily reflected lower origination volume in the Australian market and lower U.S. primary mortgage insurance single premium business, which was partially offset by a higher volume of credit risk transfer contracts. Net premiums earned in the 2022 fourth quarter were 2.9% lower than in the 2021 fourth quarter, primarily due to a reduction in earnings from single premium policy terminations and an increase in ceded premiums earned, partially offset by growth in credit risk transfer business.
Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 71.1 points, primarily related to reserves on loans becoming delinquent after the onset of the COVID-19 pandemic, compared to 23.4 points in the 2021 fourth quarter. The percentage of loans in default on U.S. primary mortgage insurance business was 1.77% at December 31, 2022, compared to 1.73% at September 30, 2022.
The underwriting expense ratio was 19.8% in the 2022 fourth quarter, compared to 21.1% in the 2021 fourth quarter, with the decrease reflecting lower operating expenses due in part to profit commissions on business ceded related to favorable development of prior year loss reserves in the U.S.

Corporate Segment
The corporate segment results include net investment income, net realized gains or losses (which includes changes in the allowance for credit losses on financial assets), equity in net income or loss of investment funds accounted for using the equity method, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income taxes items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. Dollars in thousands, except per share data)	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Pre-tax net investment income	$181,079	$128,640	$90,454
Per diluted share	$0.48	$0.34	$0.23

Pre-tax investment income yield, at amortized cost (1)	2.80%	2.06%	1.46%

Total return on investments (2)	2.60%	(3.01)%	0.39%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. See ‘Comments on Regulation G’ for further details.
The growth in net investment income in the 2022 fourth quarter compared to the 2022 third quarter and 2021 fourth quarter primarily reflects the effects of higher interest rates available in the market. Net realized gains or losses reflect sales of investments along with the impact of financial market movements on the Company’s investment portfolio, including realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments and changes in the allowance for credit losses on financial assets. On a pre-tax basis, net realized gains for the 2022 fourth quarter were $79.9 million, a substantial portion of which represented unrealized changes in the fair value of equity securities and assets accounted for using the fair value option.
On a pre-tax basis, net foreign exchange losses for the 2022 fourth quarter were $81.2 million, compared to net foreign exchange gains for the 2021 fourth quarter of $3.2 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes was 6.6% for the 2022 fourth quarter and 5.1% for the year ended December 31, 2022, compared to 5.2% for the 2021 fourth quarter and 5.6% for the year ended December 31, 2021. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 7.5% for the 2022 fourth quarter, compared to 4.7% for the 2021 fourth quarter. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The 2022 fourth quarter included a net discrete income tax benefit of $4.1 million, which decreased the effective tax rate on operating income available to Arch common shareholders by 0.5%, compared to a net discrete income tax benefit of $10.6 million for the 2021 fourth quarter, which decreased the effective tax rate on operating income available to Arch common shareholders by 2.0%. The discrete tax items in both periods primarily related to valuation allowance adjustments and prior year true-ups of non-U.S. deferred tax assets.
Income from operating affiliates for the 2022 fourth quarter was $36.2 million, or $0.10 per share, compared to $40.6 million, or $0.10 per share, for the 2021 fourth quarter, and primarily reflects amounts related to the Company’s investment in Somers Group Holdings Ltd. (“Somers”) and Coface SA.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 14, 2023. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes and will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated December 31, 2022, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., is a publicly listed Bermuda exempted company with approximately $15.6 billion in capital at December 31, 2022. Arch, which is part of the S&P 500 index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series E preferred shares in September 2021 had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies that follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other corporate segment related items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2022 fourth quarter and 2021 fourth quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2022
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$1,644,066	$1,797,037	$355,827	$3,795,262
Premiums ceded	(427,336)	(253,655)	(81,303)	(760,626)
Net premiums written	1,216,730	1,543,382	274,524	3,034,636
Change in unearned premiums	26,857	(318,174)	17,600	(273,717)
Net premiums earned	1,243,587	1,225,208	292,124	2,760,919
Other underwriting income (loss)	—	(943)	2,226	1,283
Losses and loss adjustment expenses	(729,784)	(648,654)	137,108	(1,241,330)
Acquisition expenses	(244,059)	(243,640)	(12,816)	(500,515)
Other operating expenses	(172,060)	(68,925)	(45,108)	(286,093)
Underwriting income (loss)	$97,684	$263,046	$373,534	734,264

Net investment income				181,079
Net realized gains (losses)				79,932
Equity in net income (loss) of investment funds accounted for using the equity method				40,351
Other income (loss)				8,321
Corporate expenses (2)				(17,462)
Transaction costs and other (2)				(358)
Amortization of intangible assets				(25,722)
Interest expense				(31,700)
Net foreign exchange gains (losses)				(81,224)
Income (loss) before income taxes and income (loss) from operating affiliates				887,481
Income tax expense				(60,919)
Income (loss) from operating affiliates				36,226
Net income (loss)				862,788
Dividends attributable to redeemable noncontrolling interests				(3,100)
Net income (loss) available to Arch				859,688
Preferred dividends				(10,184)
Net income (loss) available to Arch common shareholders				$849,504

Underwriting Ratios
Loss ratio	58.7%	52.9%	(46.9)%	45.0%
Acquisition expense ratio	19.6%	19.9%	4.4%	18.1%
Other operating expense ratio	13.8%	5.6%	15.4%	10.4%
Combined ratio	92.1%	78.4%	(27.1)%	73.5%

Net premiums written to gross premiums written	74.0%	85.9%	77.2%	80.0%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Regulation G’ for a further discussion of such items.

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2021
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$1,486,362	$1,013,090	$364,134	$2,861,575
Premiums ceded	(450,376)	(303,949)	(74,834)	(827,148)
Net premiums written	1,035,986	709,141	289,300	2,034,427
Change in unearned premiums	(33,089)	70,676	11,616	49,203
Net premiums earned	1,002,897	779,817	300,916	2,083,630
Other underwriting income (loss)	—	521	2,639	3,160
Losses and loss adjustment expenses	(594,108)	(430,180)	28,435	(995,853)
Acquisition expenses	(188,724)	(155,694)	(13,121)	(357,539)
Other operating expenses	(149,520)	(61,954)	(50,313)	(261,787)
Underwriting income (loss)	$70,545	$132,510	$268,556	471,611

Net investment income				90,454
Net realized gains (losses)				59,517
Equity in net income (loss) of investment funds accounted for using the equity method				67,132
Other income (loss)				9,093
Corporate expenses (2)				(17,840)
Transaction costs and other (2)				(310)
Amortization of intangible assets				(33,132)
Interest expense				(32,248)
Net foreign exchange gains (losses)				3,163
Income (loss) before income taxes and income (loss) from operating affiliates				617,440
Income tax expense				(34,406)
Income (loss) from operating affiliates				40,641
Net income (loss)				623,675
Dividends attributable to redeemable noncontrolling interests				(410)
Net income (loss) available to Arch				623,265
Preferred dividends				(10,184)
Net income (loss) available to Arch common shareholders				$613,081

Underwriting Ratios
Loss ratio	59.2%	55.2%	(9.4)%	47.8%
Acquisition expense ratio	18.8%	20.0%	4.4%	17.2%
Other operating expense ratio	14.9%	7.9%	16.7%	12.6%
Combined ratio	92.9%	83.1%	11.7%	77.6%

Net premiums written to gross premiums written	69.7%	70.0%	79.4%	71.1%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Regulation G’ for a further discussion of such items.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases (including COVID-19) on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;
•changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•uncertainty relating to determination of the London Inter-bank Offered Rate (“LIBOR”) and the phasing out and replacement of LIBOR with alternative benchmark rates;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operates, underwrites business or invests;
•a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including new guidance implementing the Tax Cuts and Jobs Act of 2017 and the possible implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
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